Stewart Reports Earnings for the Second Quarter 2013

- Net earnings attributable to Stewart increased $2.0 million (8.0 percent) to $26.9 million

- Earnings per diluted share increased $0.04 (3.8 percent) to $1.09

- Pretax earnings improved $17.7 million (56.5 percent) to $48.9 million

- Pretax margin improved to 9.4 percent from 6.5 percent

- On a year-to-date basis, revenues increased $72.2 million to yield a $32.7 million increase in pretax earnings, an incremental margin of 45.3 percent

HOUSTON, July 25, 2013 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net earnings attributable to Stewart of $26.9 million, or $1.09 per diluted share, for the second quarter 2013, representing an improvement of $2.0 million over the second quarter 2012 net earnings of $24.9 million, or $1.05 per diluted share. Pretax earnings for the second quarter 2013 were $48.9 million, an improvement of $17.7 million over the second quarter 2012's $31.2 million.

For the first six months of 2013, net earnings attributable to Stewart of $30.1 million, or $1.25 per diluted share, represent an improvement of $17.3 million over the same period in 2012. Results for the first six months of 2013 include a non-cash charge of $5.4 million, or $0.22 per share, relating to the early retirement of $37.1 million of our 6% Convertible Senior Notes due October 2014, as well as a gain of $1.7 million, or $0.07 per share, on non-title-related insurance policy proceeds (no tax benefit or expense is associated with either item; thus no tax-related earnings per share effect).

Total revenues for the second quarter 2013 were $517.2 million, an increase of $33.5 million, or 6.9 percent, from $483.7 million for the second quarter 2012. Operating revenues increased 7.0 percent to $512.8 million in the second quarter 2013 compared to $479.2 million in the second quarter 2012. Compared to second quarter 2012, title revenues increased 9.7 percent in the second quarter 2013, while mortgage services revenues decreased 22.2 percent. Total revenues for the first six months of 2013 were $940.9 million, an increase of $72.2 million, or 8.3 percent, from $868.7 million for the same period in 2012.

"Throughout 2012 and continuing into 2013, we have diligently executed our plan to simplify our operations and align our organization to our customers' needs. This focus has resulted in improved financial performance over the last several quarters, and the second quarter 2013 continued the trend of solid financial results," said Matthew W. Morris, chief executive officer. "Our title operations delivered a 15.4 percent pretax margin, up from 9.9 percent in the prior year quarter, driven by improving transaction volume and increasing prices, as well as lower title losses. We have been able to capitalize on Texas being our home market, with strong job growth feeding ongoing population growth and the concurrent demand for housing. We further benefited from a 3.8 percent rate increase in Texas effective May 1, the first rate increase for the Texas title industry in more than 20 years."

"Although revenues and pretax margins in our mortgage services operations declined compared to the prior year quarter and this year's first quarter, the decline was anticipated and does not alter our strategy of continuing to invest in new service offerings, diversify our client base and generate sustainable revenues. We believe that we are well positioned to continue offering outsourcing services and solutions to our lending clients to help them manage the challenge of ever-increasing regulations," continued Morris.

"As always, we are mindful of developing market conditions. Late in the second quarter and continuing so far into the third quarter, we saw newly opened orders begin to decline, largely as a result of fewer refinancing transactions. Even though refinancing transactions continue to represent a lower proportion of our total direct orders than industry averages, we are actively implementing measures to control costs as closings decline. Notwithstanding the potential for a decline in revenues in the third quarter, we are continuing our plans to focus on strong resale volume and expand our direct office presence in select markets, as our new operating model allows for office expansion that is quickly profitable," concluded Mr. Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2013	2012	2013	2012

Total revenues	$517.2	$483.7	$940.9	$868.7
Pretax earnings before noncontrolling interests (a)	48.9	31.2	56.0	23.3
Income tax expense (b)	19.0	3.2	21.4	6.0
Net earnings attributable to Stewart	26.9	24.9	30.1	12.8
Net earnings per diluted share attributable to Stewart	1.09	1.05	1.25	0.59

a.

Pretax earnings before noncontrolling interests for the first six months 2013 include a $5.4 million non-cash charge relating to the early retirement of convertible senior notes partially offset by a $1.7 million gain on non-title-related insurance policy proceeds.

b.	Income tax expense for 2013 reflects a more normalized effective tax rate as a result of releasing a significant portion of a deferred tax asset valuation allowance in the fourth quarter 2012.

The real estate market showed steady improvement throughout the second quarter 2013, particularly in existing home sales, with the 12-month moving average seasonally-adjusted annualized sales rate increasing 10.5 percent from the same quarter 2012, and sequentially 2.6 percent from the first quarter 2013. Increasing median home prices accompanied this higher volume, rising 10.0 percent from the second quarter 2012. Refinance activity also remained strong during the quarter, driven by record low interest rates and the modified HARP program. Second quarter 2013 refinance lending increased 19.6 percent from the same quarter 2012 and increased 9.1 percent sequentially from the first quarter 2013 according to Fannie Mae. We are beginning to see a decline in refinancing orders in our direct operations as a result of the approximately 100 basis point increase in interest rates since January of this year.

Revenues from our title segment increased 9.2 percent and 24.3 percent from the second quarter 2012 and first quarter 2013, respectively. Revenues from direct operations for the second quarter 2013 increased 12.6 percent compared to the same quarter last year and increased 32.7 percent sequentially from the first quarter 2013. Our direct operations include local closing offices, commercial, and international operations. We generate commercial revenues both domestically and internationally; U.S. and Canadian commercial revenues increased 21.6 percent to $37.3 million from the second quarter 2012 and sequentially by 40.9 percent from the first quarter 2013. This was the best second quarter for commercial revenues since 2007. International operating revenues (including foreign-sourced commercial revenues) declined 6.3 percent to $30.6 million from the second quarter 2012 and increased sequentially from the first quarter 2013 by 53.6 percent.

Opened title orders in direct operations improved over the prior year period, increasing 4.2 percent from the second quarter 2012, and 10.4 percent sequentially from the first quarter 2013. Title orders closed per workday in direct operations increased 9.1 percent and 16.2 percent from the second quarter 2012 and the first quarter 2013, respectively. Title revenue per closed order in direct operations increased 3.6 percent and 11.7 percent from the second quarter 2012 and the first quarter 2013, respectively, primarily due to home price appreciation and, to a lesser extent, a rate increase in Texas that was effective May 1. Although industry-wide order counts continue to be influenced by refinancing activity driven by historically low interest rates, our overall proportion of total direct orders in the second quarter from refinancing transactions was lower than industry averages, which we expect will result in less volatility in future revenues as refinancing transactions retract.

Independent agency revenues increased 7.5 percent from the second quarter 2012 and increased 18.6 percent sequentially from the first quarter 2013. Our independent agency remittance rate improved to 18.7 percent in the second quarter 2013 from 17.6 percent in the second quarter 2012 and from 17.8 percent in the first quarter 2013. Since early 2009, we have vetted our independent agencies with the goal of achieving the highest-quality network of independent agencies. Since the fourth quarter 2008, our average annual premium revenue received per independent agency has increased more than 125 percent and we have reduced the number of independent agencies in our network by approximately 42 percent. Further, the policy loss ratio of our current independent agency network for the second quarter 2013 is less than one-fourth of its level in the fourth quarter 2008. As the operating environment for independent agencies evolves due to proposed new regulation by the Consumer Financial Protection Bureau and increased lender due diligence, we have taken a lead in helping our independent agencies prepare for the market changes by offering regular educational opportunities and effective solutions. We have provided leadership to the American Land Title Association in its efforts to develop title insurance and settlement company best practices. Our focus on partnering with the highest quality independent agencies in the industry should yield consistent and improving profitability.

Revenues from our mortgage services segment decreased 15.8 percent from the second quarter 2012 and decreased 9.4 percent sequentially from the first quarter 2013. The decline in revenues is largely due to the scheduled expiration of certain contracts related to providing distressed loan services. During the second quarter, preparatory work began on several recently signed contracts, which should generate revenues beginning in mid-third quarter 2013 and partially offset the revenue loss from the expiring contracts. As a result, mortgage services pretax earnings in the second quarter 2013 were $5.2 million (13.9 percent margin) as compared to $12.8 million (28.8 percent margin) in the second quarter 2012 and $9.8 million (23.8 percent margin) in the first quarter 2013. The offerings in our mortgage services segment continue to expand, with new projects and contracts within the broad category of servicing support creating a more diverse client base and providing the foundation for more sustainable revenues over market cycles. The focus is on providing mortgage process outsourcing services which are high-quality, flexible and responsive.

Title policy loss development continued to improve more than anticipated during the second quarter 2013, reflecting an ongoing decline in prior policy year loss experience as well as our continued attention to prudent risk management and emphasis on quality and profitability of our network of independent agencies. Due to this ongoing improvement, we lowered our overall loss provisioning rate effective with policies issued in the second quarter 2013, and recorded a policy loss reserve reduction of $6.6 million relating to prior policy years. As a percentage of title revenues, title losses were 5.0 percent, 8.7 percent and 6.1 percent in the second quarter 2013, second quarter 2012 and first quarter 2013, respectively. Excluding the reserve reduction and adjustments related to large claims, title losses were 5.9 percent, 7.5 percent and 6.1 percent in the second quarter 2013, second quarter 2012 and first quarter 2013, respectively. The title loss ratio in any given quarter is significantly influenced by any new large claims incurred as well as adjustments to reserves for existing large claims. Adjustments to new and existing large losses did not exceed our normal provisioning rate during the first or second quarters of 2013. Although there can be no assurances that this result for large losses will continue for the remainder of 2013, we continue to manage and resolve large claims prudently and in keeping with our commitments to our policyholders. Cash claim payments in the second quarter 2013 increased 7.4 percent over the second quarter 2012 and decreased 11.7 percent from the first quarter 2013 in which payments on previously reserved large losses had been made.

Employee costs in the second quarter 2013 increased 11.7 percent from the second quarter 2012 and increased sequentially 7.0 percent from the first quarter 2013. As a percentage of total operating revenues, employee costs were 28.5 percent, 27.4 percent, and 32.3 percent in the second quarter 2013, second quarter 2012, and first quarter 2013, respectively. Employee costs in the mortgage services segment did not substantially decline due to the preparatory work on recently signed contracts, as discussed above. Many of the employees servicing the expired contracts will be utilized for the new contracts as production ramps up in the third quarter.

Other operating expenses increased by 4.3 percent in the second quarter 2013 compared to the second quarter 2012 and increased 15.1 percent sequentially from the first quarter 2013. As a percentage of total operating revenues, other operating expenses were 14.3 percent, 14.7 percent, and 15.1 percent in the second quarter 2013, second quarter 2012, and first quarter 2013, respectively. The sequential increase in the second quarter 2013 from the first quarter 2013 is primarily due to increased variable costs associated with the 24.4 percent sequential increase in title revenues.

Cash provided by operations was $46.5 million in the second quarter 2013 compared to $39.7 million for the same period in 2012. On a year to date basis, cash provided by operations was $43.1 million, an improvement of $23.7 million, or 122.4 percent, over the first six months of 2012.

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
Revenues:
Title insurance:
Direct operations	211,900	188,216	371,546	339,751
Agency operations	269,898	251,139	497,560	447,460
Mortgage services	31,014	39,860	67,083	72,419
Investment income	4,285	3,408	7,928	6,535
Investment and other gains (losses) – net	123	1,089	(3,184)	2,533
	517,220	483,712	940,933	868,698
Expenses:
Amounts retained by agencies	219,489	207,014	406,554	369,562
Employee costs	146,397	131,090	283,227	259,323
Other operating expenses	73,426	70,429	137,223	135,292
Title losses and related claims	24,169	38,113	47,731	69,498
Depreciation and amortization	4,221	4,563	8,578	9,088
Interest	656	1,286	1,611	2,650
	468,358	452,495	884,924	845,413
Earnings before taxes and noncontrolling interests	48,862	31,217	56,009	23,285
Income tax expense	18,963	3,175	21,352	5,998
Net earnings	29,899	28,042	34,657	17,287
Less net earnings attributable to noncontrolling interests	3,000	3,131	4,552	4,533
Net earnings attributable to Stewart	26,899	24,911	30,105	12,754

Net earnings per diluted share attributable to Stewart	1.09	1.05	1.25	0.59
Average number of dilutive shares (000)	24,885	24,388	24,709	24,367

Segment information:
Title revenues	475,428	435,485	857,842	779,593
Title pretax earnings before noncontrolling interests	73,151	43,092	103,484	57,994

Mortgage services revenues	37,322	44,338	78,516	80,928
Mortgage services pretax earnings before noncontrolling interests	5,170	12,770	14,992	20,250

Corporate revenues	4,470	3,889	4,575	8,177
Corporate pretax loss before noncontrolling interests	(29,459)	(24,645)	(62,467)	(54,959)

Selected financial information:
Cash provided by operations	46,484	39,712	43,094	19,376
Title loss payments - net of recoveries	29,737	27,682	63,419	61,198
Other comprehensive (loss) earnings	(14,333)	(1,796)	(16,778)	4,458

Number of title orders opened (000):
April	41.0	35.1
May	40.4	38.1
June	34.6	38.2
Quarter	116.0	111.4	221.1	214.7

Number of title orders closed (000):
April	27.9	25.3
May	29.6	26.7
June	27.4	27.1
Quarter	84.9	79.1	158.0	149.7

			June 30 2013	December 31 2012
Stockholders' equity			634,490	580,372
Number of shares outstanding (000)			22,440	19,404
Book value per share			28.27	29.91

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)

	June 30	December 31
	2013	2012
Assets:
Cash and cash equivalents	208,791	196,471
Cash and cash equivalents – statutory reserve funds	7,798	12,067
Total cash and cash equivalents	216,589	208,538

Short-term investments	36,889	37,025
Investments – statutory reserve funds	441,390	444,579
Investments – other	61,200	58,680
Receivables – premiums from agencies	41,939	45,458
Receivables – other	52,258	68,053
Allowance for uncollectible amounts	(10,780)	(12,823)
Property and equipment, net	53,416	54,714
Title plants	77,051	77,360
Goodwill	220,983	220,955
Intangible assets	5,885	7,015
Deferred tax asset	984	7,562
Other assets	74,680	74,061

	1,272,484	1,291,177

Liabilities:
Notes payable	5,891	6,481
Convertible senior notes payable	27,789	64,687
Accounts payable and accrued liabilities	100,764	116,617
Estimated title losses	501,069	520,375
Deferred tax liability	2,481	2,645

	637,994	710,805

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	194,064	153,441
Retained earnings	421,553	391,447
Accumulated other comprehensive earnings	9,806	26,584
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	622,757	568,806
Noncontrolling interests	11,733	11,566
Total stockholders' equity	634,490	580,372

	1,272,484	1,291,177

CONTACT: Ted C. Jones, Director - Investor Relations, (713) 625-8014